Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 23, 2023, except for the effects of discontinued operations discussed in Notes 1 and 19, as to which the date is February 20, 2024, relating to the consolidated financial statements of Travere Therapeutics, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ BDO USA, P.C.

San Diego, California
June 14, 2024